Exhibit 99.1

Company Contact: Jack Glenn Chief Financial Officer 510-786-6890 Investor Contact: EVC Group, Inc. Doug Sherk/Jenifer Kirtland 415-896-6820 Media Contact: EVC Group, Inc. Steve DiMattia 646-201-5445

Thermage Schedules Shareholder Meeting for Vote on the Issuance of Common Stock in Connection with the Reliant Acquisition

HAYWARD, November 24, 2008 - Thermage, Inc. (NASDAQ: THRM) today announced that its S-4 Registration Statement, filed with the Securities and Exchange Commission regarding its proposed acquisition of Reliant, Inc., has been declared effective. The proxy will be mailed beginning on or about November 25, 2008 to shareholders of record as of October 31, 2008. The Company has set a date of Tuesday, December 23 for a meeting of its shareholders to vote on the issuance of common stock in connection with the proposed acquisition. The meeting will be held at Thermage’s corporate offices at 25881 Industrial Boulevard, Hayward, California 94545 at 9:00 a.m. PST.

“Scheduling the shareholder meeting was a significant step, and we are very happy to be moving forward to complete this transaction, which we believe offers many benefits to our customers and shareholders,” said Stephen J. Fanning, Chairman of the Board, President and CEO of Thermage. “The proposed transaction combines two well-recognized and respected brands in the aesthetics device industry. Both Thermage and Reliant are known for their innovation and our combination will offer opportunities for an expanded market presence through the cross-selling of our products. Both of our business models generate substantial recurring revenue. Finally, we have identified significant cost savings that should enhance the efficiency of our operations. We are very excited about this transaction and, pending shareholder approval, are on-track to close by year-end.”

About Thermage

Thermage’s innovative technology provides a unique non-invasive procedure designed to tighten and contour skin, significantly expanding the non-invasive aesthetic applications physicians can offer to the rapidly growing “anti-aging” market. For more information about Thermage, call 1-510-259-7117 or log on to www.thermage.com.

Additional Information and Where You Can Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction between Thermage and Reliant. In connection with the transaction, Thermage has filed a registration statement on Form S-4 with the SEC containing a proxy statement/prospectus/ information statement. The proxy statement/prospectus/information statement will be mailed to the stockholders of Thermage and Reliant. Investors and security holders of Thermage and Reliant are urged to read the proxy statement/prospectus/information statement when it becomes available because it will contain important information about Thermage, Reliant and the proposed transaction. The proxy statement/prospectus/information statement (when it becomes available), and any other documents filed by Thermage with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Thermage by contacting Thermage Investor Relations by e-mail at IR@thermage.com or by telephone at (510) 259-7117. Investors and security holders are urged to read the proxy statement/prospectus/information statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

###